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                                                                                                    Exhibit 12

                                       New England Telephone and Telegraph Company
                                    Computation of Ratio of Earnings to Fixed Charges
                                                  (Dollars in millions)

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                                                       For the Three
                                                       Months Ended
                                                         March 31,               For The Year Ended December 31,
                                                           1994            1993      1992      1991      1990     1989
                                                       (Unaudited)

Earnings
   Earnings Before Interest Expense
      and Cumulative Effect of
      Change in Accounting Principle . . . . . . . .      $184.9          $281.3    $676.3    $507.7    $624.8   $563.9

   Federal Income Taxes. . . . . . . . . . . . . . .        66.1           (41.0)    194.4     105.0     146.8*   142.0*

   State Income Taxes. . . . . . . . . . . . . . . .        15.4             1.9      46.5      30.9      41.2*    43.2*

   Estimated Interest Portion of Rental Expense. . .         6.4            22.8      24.8      26.7      21.7     18.9

   Total Earnings. . . . . . . . . . . . . . . . . .      $272.8          $265.0    $942.0    $670.3    $834.5   $768.0

Fixed Charges

   Total Interest Expense. . . . . . . . . . . . . .      $ 40.2          $175.0    $189.7    $191.2    $195.4   $194.4

   Estimated Interest Portion of Rental Expense. . .         6.4            22.8      24.8      26.7      21.7     18.9

   Total Fixed Charges . . . . . . . . . . . . . . .      $ 46.6          $197.8    $214.5    $217.9    $217.1   $213.3

Ratio of Earnings to Fixed Charges . . . . . . . . .        5.85            1.34      4.39      3.08      3.84     3.60


*Includes income tax effects of nonoperating items recorded in Other income (expense) - net.
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